Exhibit 99.B(g)(4)

SEI INSTITUTIONAL INVESTMENTS TRUST

AMENDMENT TO THE

MUTUAL FUND CUSTODY AGREEMENT

THIS AMENDMENT dated as of  the 31st day of October, 2012, to the Mutual Fund Custody Agreement dated as of September 17, 2004, as amended (the “Custody Agreement”), is entered into by and between SEI Institutional Investments Trust, a Massachusetts business trust (the “Trust”) and U.S. Bank, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the list of portfolios of the Custody Agreement to add funds; and

WHEREAS, Paragraph 31 of the Custody Agreement allows for its amendment by mutual agreement of the parties;

NOW, THEREFORE, the parties agree as follows:

Attachment C, the portfolios of the Trust, is hereby superseded and replaced with Attachment C attached hereto.

Except to the extent supplemented hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SEI INSTITUTIONAL INVESTMENTS TRUST		U.S. BANK, N.A.

By:	/s/ Aaron C. Buser	By:	/s/ Michael R. McVoy

Printed Name: Aaron C. Buser		Printed Name: Michael R. McVoy

Title: Vice President		Title: Vice President

ATTACHMENT C

to the

Custody Agreement

SEI Institutional Investments Trust

Portfolios of the Trust as amended 10/31/2012

Large Cap Fund

Small Cap Fund

Core Fixed Income Fund

Large Cap Index Fund

Small/Mid Cap Equity Fund

Large Cap Disciplined Equity Fund

Long Duration Fund

High Yield Bond Fund

Enhanced LIBOR Opportunities Fund

Large Cap Diversified Alpha Fund

U.S. Managed Volatility Fund

Strategic U.S. Large Cap Equity Fund

Dynamic Asset Allocation Fund

Ultra Short Duration Bond Fund

Small Cap II Fund

Long Duration Corporate Bond Fund

Extended Market Index Fund